Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

WELL MERGER HOLDCO INC.

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The present name of the Corporation is WELL Merger Holdco Inc. The Corporation was incorporated under the name “WELL Merger Holdco Inc.” by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on February 15, 2022. This Amended and Restated Certificate of Incorporation of the Corporation, which restates and integrates and also further amends the provisions of the Corporation’s Certificate of Incorporation, as amended and restated, was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “GCL”) and by the written consent of its sole stockholder in accordance with Section 228 of the GCL. The Certificate of Incorporation of the Corporation, as amended and restated, is hereby amended, integrated and restated to read in its entirety as follows:

1. Name. The name of the Corporation is Welltower Inc.

2. Registered Office and Agent. The address of the Registered Office of the Corporation in the State of Delaware is 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808. The name of its registered agent at that address is Corporation Service Company.

3. Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the GCL.

4. Authorized Shares. The number of shares that the Corporation is authorized to issue and have outstanding is 750,000,000, consisting of 700,000,000 shares of common stock with par value of $1.00 per share (hereinafter referred to as the “Common Stock”), and 50,000,000 shares of preferred stock with par value of $1.00 per share (hereinafter referred to as the “Preferred Stock”), which Preferred Stock may be issued in one or more series and shall have the terms and conditions specified in a resolution or resolutions to be adopted by the Board of Directors of the Corporation.

5. Management of Business and Affairs. The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

(a)	The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

(b)	The directors shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the By-Laws of the Corporation.

(c)

The initial Board of Directors shall be composed of nine members, which number may be changed in the manner provided in the By-Laws of the Corporation. Election of directors need not be by written ballot unless the By-Laws so provide.

(d)

In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the statutes of Delaware, this Certificate of Incorporation, and the By-Laws of the Corporation; provided, however, that no By-Law hereafter adopted shall invalidate any prior act of the directors that would have been valid if such By-Law had not been adopted.

6. Compromise or Arrangement with Creditors or Stockholders. Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of the GCL or on or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of the GCL, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned, by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

7. Director Liability. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL, or (iv) for any transaction from which the director derived any improper personal benefit. If the GCL is amended after approval by the stockholders of this provision to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the extent permitted by the GCL, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

8. Any action required or permitted to be taken by the stockholders of the Company must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders. Except as otherwise required by law and subject to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, special meetings of stockholders of the Company may be called only by the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors.

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This Amended and Restated Certificate of Incorporation shall be effective as of 12:01 a.m., Eastern Time, on April 1, 2022.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this Corporation on this March 31, 2022.

By:	/s/ Matthew G. McQueen
Name:	Matthew G. McQueen
Title:	President

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